Exhibit 34.3

Deloitte & Touche LLP
111 S. Wacker Drive
Chicago, IL 60606-4301
USA
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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Discover Products Inc.

West Valley City, UT

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that Discover Products Inc. (“DPI”), as successor in interest to DB Servicing Corporation (“DBSC”), complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the Discover Card Master Trust I and Discover Card Execution Note Trust Asset-Backed Securities Platform (the “Platform”) as of and for the year ended December 31, 2014, excluding the criteria set forth in Items 1122 (d)(1)(i), (d)(1)(iii), (d)(1)(iv), (d)(2)(ii), (d)(2)(iii), (d)(2)(iv), (d)(2)(v), (d)(2)(vi), (d)(2)(vii), (d)(3)(i), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv), (d)(4)(i), (d)(4)(ii), (d)(4)(iii), (d)(4)(v), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii), and (d)(4)(xv), which management has determined are not applicable to the activities performed by DPI with respect to the Platform. Appendix A to management’s assertions identifies the individual asset backed-transactions defined by management as constituting the Platform. Management is responsible for DPI’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertions about DPI’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about DPI’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether DPI performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by DPI during the period covered by this report and accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by DPI during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on DPI’s compliance with the servicing criteria.

As described in management’s assertion, for servicing criteria 1122(d)(2)(i), 1122(d)(4)(iv), 1122(d)(4)(vii) and 1122(d)(4)(viii), DPI has engaged vendors to perform certain activities required by this servicing criteria. DPI has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and DPI has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by the SEC’s Compliance and Disclosure Interpretation 200.06, Vendors Engaged by Servicers (“C&DI 200.06”) (formerly SEC Manual Telephone Interpretation 17.06). As permitted by C&DI 200.06, DPI has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to these vendors. DPI is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to DPI’s determination of its eligibility to apply C&DI 200.06.

In our opinion, management’s assertion that DPI complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2014 for the Platform is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP

Chicago, IL

March 18, 2015

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Deloitte Touche Tohmatsu